                                                                     Exhibit 1
                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991, of those persons who were, at December 31, 1993: (i) the chief executive officer; and (ii) the other four most highly compensated executive officers of the Company. The Chief Executive Officer and such other executive officers are hereinafter referred to collectively as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL                        LONG-TERM
                                       COMPENSATION                    COMPENSATION
                        ------------------------------------------        AWARDS
                                                            OTHER      ------------
                                                           ANNUAL       SECURITIES      ALL OTHER
      NAME AND                                             COMPEN-      UNDERLYING       COMPEN-
 PRINCIPAL POSITION     YEAR      SALARY       BONUS       SATION(1)     OPTIONS        SATION(6)
- --------------------    -----    --------     --------     -------     ------------     ---------
John C. Morley          1993     $567,000     $260,000     $52,104(2)     15,000(4)     $ 357,870(7)
President and           1992      545,000      325,000      54,649(3)     60,000(5)       364,520(8)
Chief Executive         1991      515,000      274,000          --            --               --
Officer
Peter J. Tsivitse       1993      288,000      175,500          --            --           30,864(9)
Vice President          1992      277,000      195,000          --        30,000(5)        48,171(10)
                        1991      263,000      192,000          --            --               --
Dudley P. Sheffler      1993      262,000      130,000          --         7,500(4)        76,785(11)
Vice President          1992      247,000      145,000          --        30,000(5)        86,502(12)
                        1991      233,000      120,000          --            --               --
E. Scott Dalton         1993      188,000      100,000          --         6,000(4)        77,558(13)
Vice President          1992      181,000      110,000          --        24,000(5)        86,932(14)
                        1991      171,000      105,000          --            --               --
Joseph D. Swann         1993      183,000       95,000          --         6,000(4)         6,216(15)
Vice President          1992      170,700       85,000          --         9,000(5)         9,225(16)
                        1991      163,320       76,000          --            --               --

- ---------------

 (1) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus. Pursuant to Commission transition rules, only 1992 and 1993 information is required to be shown.

 (2) Annual compensation related to incremental costs to the Company of, including among other things (i) personal use under Company policy of the Company airplane for personal security reasons ($22,464); (ii) group term life insurance ($18,041); (iii) financial and tax services; (iv) use of a Company car; and (v) reimbursement of club dues, all of which are reported for personal income tax purposes.

 (3) Annual compensation related to incremental costs to the Company of, including among other things (i) personal use under Company policy of the Company airplane for personal security reasons ($28,565); (ii) group term life insurance ($13,127); (iii) financial and tax services; (iv) use of a Company car; and (v) reimbursement of club dues, all of which are reported for personal income tax purposes.

 (4) These options were granted on December 16, 1993 pursuant to the 1990 Key Employee Stock Option Plan. Fifty percent of the shares subject to the option becomes exercisable on December 16, 1995, while the remaining 50% becomes exercisable on December 16, 1996.

 (5) These options were granted on March 6, 1992 pursuant to the 1990 Key Employee Stock Option Plan. Fifty percent of the shares subject to the option became exercisable on September 6, 1993, while the remaining 50% becomes exercisable on September 6, 1994.

 (6) This column includes benefits provided to the Named Executive Officers under (i) the Reliance Electric Company Savings and Investment Plan (the "S & I Plan") and (ii) the Reliance Electric Company Deferred Compensation Plan with respect to the S & I Plan (the "Deferred Compensation Plan"). This column also includes contingent amounts which may be payable under the nonqualified Special Retirement Program for Elected Officers (the "Retirement Program"). Pursuant to Commission transition rules, only 1992 and 1993 information is required to be shown.

 (7) Includes benefits provided to Mr. Morley under (i) the S & I Plan ($4,497),
     (ii) the Deferred Compensation Plan ($15,687) and (iii) the Retirement Program ($337,686).

 (8) Includes benefits provided to Mr. Morley under (i) the S & I Plan ($4,364),
     (ii) the Deferred Compensation Plan ($26,782) and (iii) the Retirement Program ($333,374).

 (9) Includes benefits provided to Dr. Tsivitse under (i) the S & I Plan ($4,497), (ii) the Deferred Compensation Plan ($5,385) and (iii) the Retirement Program ($20,982).

(10) Includes benefits provided to Dr. Tsivitse under (i) the S & I Plan ($4,436), (ii) the Deferred Compensation Plan ($14,314) and (iii) the Retirement Program ($29,421).

(11) Includes benefits provided to Mr. Sheffler under (i) the S & I Plan ($4,497), (ii) the Deferred Compensation Plan ($4,833) and (iii) the Retirement Program ($67,455).

(12) Includes benefits provided to Mr. Sheffler under (i) the S & I Plan ($4,364), (ii) the Deferred Compensation Plan ($9,526) and (iii) the Retirement Program ($72,612).

(13) Includes benefits provided to Mr. Dalton under (i) the S & I Plan ($4,497),
     (ii) the Deferred Compensation Plan ($1,923) and (iii) the Retirement Program ($71,138).

(14) Includes benefits provided to Mr. Dalton under (i) the S & I Plan ($4,364),
     (ii) the Deferred Compensation Plan ($6,736) and (iii) the Retirement Program ($75,832).

(15) Includes benefits provided to Mr. Swann under (i) the S & I Plan ($4,497) and (ii) the Deferred Compensation Plan ($1,719).

(16) Includes benefits provided to Mr. Swann under (i) the S & I Plan ($4,364) and (ii) the Deferred Compensation Plan ($4,861).

OPTION GRANTS

     Shown below is information on grants of stock options pursuant to the Company's 1990 Key Employee Stock Option Plan during the fiscal year ended December 31, 1993 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------------------------     POTENTIAL REALIZABLE
                                                 PERCENTAGE
                                                  OF TOTAL                                          VALUE AT ASSUMED
                                 NUMBER OF        OPTIONS                                        ANNUAL RATES OF STOCK
                                SECURITIES       GRANTED TO                                      PRICE APPRECIATION FOR
                                UNDERLYING       EMPLOYEES       EXERCISE OR                          OPTION TERMS
                                  OPTIONS        IN FISCAL        BASE PRICE       EXPIRATION    ----------------------
           NAME                GRANTED(1)(2)        YEAR        (PER SHARE)(3)        DATE          5%           10%
- ---------------------------    -------------     ----------     --------------     ----------    ---------    ---------
John C. Morley                     15,000            6.4%           $17.25         12/16/2003    $ 162,726    $ 412,381
  President and Chief
  Executive Officer
Peter J. Tsivitse(4)                   --             --                --                 --           --           --
  Vice President
Dudley P. Sheffler                  7,500            3.2             17.25         12/16/2003       81,368      206,190
  Vice President
E. Scott Dalton                     6,000            2.6             17.25         12/16/2003       65,091      164,952
  Vice President
Joseph D. Swann                     6,000            2.6             17.25         12/16/2003       65,091      164,952
  Vice President

- ---------------

(1) These options were granted on December 16, 1993 pursuant to the 1990 Key Employee Stock Option Plan. Fifty percent of the shares subject to the option becomes exercisable on December 16, 1995, while the remaining 50% becomes exercisable on December 16, 1996.

(2) In general, an optionee's rights under an option shall cease upon his or her termination of employment. In the event of a "change of control" an option will become immediately exercisable for all shares subject to the option. Change of control means either (a) the purchase of at least 30% of the Company's Class A Common Stock by a person or group of persons under common control which is not approved by the Company's Board of Directors or (b) a change in the membership of the Company's Board of Directors of a magnitude of at least 30% but only if such change in the membership of the Board of Directors is not approved by at least three-quarters of the Directors sitting prior to such change.

(3) Based on the closing price of the Class A Common Stock of $17.25 on the New York Stock Exchange on December 16, 1993.

(4) Dr. Tsivitse, who is 64 years old, was not granted options in 1993 because such options, pursuant to the terms of the 1990 Key Employee Stock Option Plan, would not vest prior to his required retirement age.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to unexercised stock options at December 31, 1993 to purchase the Company's Class A Common Stock by the Named Executive Officers. No named Executive Officer exercised any stock options to purchase the Company's Class A Common Stock during the fiscal year ended December 31, 1993.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                       AND DECEMBER 31, 1993 OPTION VALUE

                                                                  NUMBER OF SECURITIES
                                NUMBER OF                        UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                  SHARES                               OPTIONS AT                    IN-THE-MONEY OPTIONS
                                 ACQUIRED                           DECEMBER 31, 1993               AT DECEMBER 31, 1993(1)
                                    ON           VALUE        -----------------------------     -------------------------------
            NAME                 EXERCISE       REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------------    ----------     ----------     -----------     -------------     -----------    ----------------
John C. Morley                         --              --       30,000            45,000               --                --
  President and Chief
  Executive Officer
Peter J. Tsivitse                      --              --       15,000            15,000               --                --
  Vice President
Dudley P. Sheffler                     --              --       15,000            22,500               --                --
  Vice President
E. Scott Dalton                        --              --       12,000            18,000               --                --
  Vice President
Joseph D. Swann                        --              --        4,500            10,500               --                --
  Vice President

- ---------------

(1) Based on the closing price of the Class A Common Stock of $16.875 on the New York Stock Exchange on December 31, 1993. As a result, all unexercised options were not "in-the-money" options as of that date.

SEVERANCE AGREEMENTS

     The Company has entered into Amended and Restated Severance Agreements with the Named Executive Officers of the Company (collectively, the "Current Severance Agreements"). Pursuant to the Current Severance Agreements, in the event of the Named Executive Officer's involuntary termination of employment without cause, or as a result of disability or death, the Named Executive Officer will be paid (i) an amount equal to two years' salary at the Named Executive Officer's base salary rate in effect on the date of his termination of employment and (ii) an amount equal to twice the amount of the bonus paid or payable to the Named Executive Officer for the Company's fiscal year immediately preceding the date of his termination of employment. In addition, certain other benefits of the Company, including the ability to exercise stock options, will continue for a period of two years from the date of his termination. No severance benefits are payable due to a Named Executive Officer's involuntary termination of employment for cause or his voluntary termination of employment. The Current Severance Agreements terminate in April 1994. Effective as of April 1994 the Company will enter into new Severance Agreements with the executive officers of the Company (the "New Severance Agreements"). The New Severance Agreements are substantially similar to the Current Severance Agreements, except that the New Severance Agreements do not provide for severance benefits in the event of an executive's disability or death. The New Severance Agreements will terminate in April 1996.

GOLDEN PARACHUTE EXCISE TAX AGREEMENT

     The Company has entered into an Agreement Relating to Golden Parachute Excise Tax (the "Excise Tax Agreement") with the executive officers of the Company. Under the Excise Tax Agreement, the Company agreed to pay each executive officer, under certain circumstances, an amount or amounts ("gross-ups") equal to any excise tax payable by such executive officer under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, with respect to certain payments received by the executive officer from the Company. The Company's obligation to make payments under the Excise Tax Agreement arises only under those circumstances in which the executive officer's shares of Class A Common Stock or non-qualified stock options or both are sold or exchanged, in whole or in part, contingent on a "change of ownership or control" (as defined under Section 4999 of the Code, or any successor provision) and the payment of any amount with respect to, or the receipt of any securities or options in exchange for such shares or options gives rise, directly or indirectly, to the imposition of the excise tax.

DEFINED BENEFIT PENSION PLANS

     The following table shows the estimated annual retirement benefit payable to participating employees, including executive officers, in the earnings and years of service classifications indicated under the Company's defined pension benefit plans.

                           ESTIMATED ANNUAL RETIREMENT BENEFITS
 AVERAGE                      FOR YEARS OF SERVICE INDICATED
  ANNUAL       ------------------------------------------------------------
 EARNINGS      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- ----------     --------     --------     --------     --------     --------
$  125,000     $33,700      $45,500      $49,400      $53,400      $57,300
   150,000      40,900       55,200       60,100       64,900       69,800
   175,000      48,100       64,900       70,700       76,500       82,300
   200,000      55,300       74,500       81,300       88,100       94,800
   300,000      84,000      113,300      123,800      134,300      144,800
   400,000     112,800      152,000      166,300      180,600      194,800
   500,000     141,500      190,800      208,800      226,800      244,800
   600,000     170,300      229,500      251,300      273,100      294,800
   700,000     199,000      268,300      293,800      319,300      344,800
   800,000     227,800      307,000      336,300      365,600      394,800
   900,000     256,500      345,800      378,800      411,800      444,800
 1,000,000     285,300      384,500      421,300      458,100      494,800

     The compensation covered consists of salary and bonus set forth in the Summary Compensation Table. The calculation of retirement benefits under the plans is based upon average earnings for the highest 60 consecutive months within the 120 months preceding termination of employment.

     Sections 401(a)(17) and 415 of the Code limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has supplemental plans which authorize the payment out of general funds of the Company of any benefits calculated under provisions of the applicable plan which may be above the limits under these sections.

     The credited years of service for Messrs. Morley, Tsivitse, Sheffler, Dalton and Swann are 7, 42, 24, 17 and 24, respectively.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     In connection with the Company's organization in December 1986, the Board of Directors established the Compensation Committee to review and make recommendations regarding the Company's compensation programs. The following report of the Compensation Committee describes the philosophy, objectives and components of the Company's executive compensation programs for 1993 and discusses the determinations concerning the compensation for the President and Chief Executive Officer of the Company for 1993.

     The members of the Compensation Committee are H. Virgil Sherrill, Chairman, Anthony C. Howkins, Alfred M. Rankin, Jr. and E. Mandell de Windt. Each of Messrs. Sherrill, Howkins, Rankin and de Windt are non-employee Directors of the Company.

The tax basis of such shares to such Eligible Employee will be equal to the option price paid plus the amount includable in the Eligible Employee's gross income, and the Eligible Employee's holding period for such shares will commence on the day on which the Eligible Employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the Company generally will be entitled to a federal income tax deduction in respect of non-qualified options in an amount equal to the ordinary compensation income recognized by the Eligible Employee. Any compensation includable in the gross income of an Eligible Employee in respect to a non-qualified option will be subject to appropriate withholding for federal income and employment taxes.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are not subject to taxation in the United States.

              ADOPTION OF 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

BACKGROUND

     The stockholders will be asked at the meeting to vote on a proposal to approve the adoption of the 1994 Reliance Electric Company Outside Directors Stock Option Plan (the "1994 Outside Directors Plan" or the "Plan"). The 1994 Outside Directors Plan was adopted by the Board of Directors in February 1994, subject to stockholder approval.

     The purpose of the Plan is to provide each of the Company's non-employee Directors an added incentive to continue in the service of the Company and a more direct interest in the future success of the Company's operations. The Plan also will help the Company attract outstanding individuals to become Directors of the Company. Furthermore, the Company's previous Outside Directors Stock Option Plan has expired. For these reasons, the Board adopted the 1994 Outside Directors Plan. Accordingly, the Board of Directors and management believe that approval of the Plan is in the best interests of the Company and recommend that stockholders vote in favor of the proposal.

     The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote present in person or by proxy at the meeting is required for the adoption of the 1994 Outside Directors Plan. Thus, stockholders who vote to abstain will in effect be voting against the proposal. Brokers who hold shares of Class A Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least 15 days before the meeting. Broker non-votes, however, are not counted as present for determining whether this proposal has been approved and have no effect on its outcome.

     The following is a summary of the material features of the 1994 Outside Directors Plan and is qualified in its entirety by reference to it. A copy of the Plan is attached hereto as Exhibit B.

     THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1994 RELIANCE ELECTRIC COMPANY OUTSIDE DIRECTORS STOCK OPTION PLAN.

GENERAL

     The 1994 Outside Directors Plan provides for the issuance of options to purchase a maximum of an aggregate of 50,000 shares of the Company's Class A Common Stock, which constitutes approximately 0.15% of the Company's outstanding shares of Class A Common Stock, to Directors who are not also employees of the Company or any subsidiary ("Outside Directors"). There are presently four eligible Outside Directors. The Plan will terminate on April 21, 1998, unless earlier terminated by resolution of the Board of Directors.

GRANTS OF OPTIONS

     On the date of stockholders' approval of the Plan, each Outside Director will be granted an option to purchase 1,000 shares of Class A Common Stock at the then fair market value calculated by reference to the closing price of the Class A Common Stock on the New York Stock Exchange. On each anniversary date thereafter through 1998, each Outside Director then serving in such capacity will receive an automatic grant of an option to purchase 1,000 shares of Class A Common Stock at the then fair market value.

EXERCISE OF OPTIONS

     Each option granted under the 1994 Outside Directors Plan will expire on the tenth anniversary of the date the option was granted. Except as otherwise provided in the event of an Outside Director's death, only the Outside Director may exercise an option, provided that a guardian or other legal representative who has been duly appointed for such Outside Director may exercise an option on behalf of the Eligible Employee. Upon satisfaction of all conditions, the option may be exercised in whole or in part at any time until expiration of the right to exercise the option, but this right of exercise is limited to whole shares. Options may be exercised by the Outside Director giving written notice to the Company of the Outside Director's exercise of the option accompanied by full payment of the purchase price in cash or its equivalent. The Plan also allows cashless exercises as permitted under the Federal Reserve Board's Regulation T.

     Each option granted under the Plan will become exercisable for equal one-third increments of the shares of Class A Common Stock subject to the option on each of the first three anniversary dates of the grant. In the event of a Change in Control, as defined in the 1994 Outside Directors Plan, an Outside Director may exercise his option with respect to all shares of Class A Common Stock which are covered by the option.

SECURITIES SUBJECT TO THE 1994 OUTSIDE DIRECTORS PLAN

     Not more than 50,000 shares of the Class A Common Stock of the Company may be issued pursuant to the 1994 Outside Directors Plan in the aggregate and not more than 5,000 shares of Class A Common Stock may be issued to any one Outside Director, except that in the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, an appropriate adjustment in the stock subject to the Plan will be made. If any option expires without having been fully exercised, the shares with respect to which such option has not been exercised will be available for further options.

TERMINATION OF DIRECTORSHIP

     If an Outside Director ceases to be a Director of the Company because of death or disability, the option may be exercised until the earlier to occur of either (i) the first anniversary of the Outside Director's termination of directorship or (ii) the expiration of the option, but only to the extent the option was exercisable at the date of the Outside Director's termination of directorship. If any option is exercisable following the Outside Director's death, then that option may be exercisable by the Outside Director's estate, the person as shall have been named as the Outside Director's beneficiary, the person designated in the Outside Director's Last Will and Testament, or the person to whom the option was transferred by the applicable laws of descent and distribution.

     If an Outside Director ceases to be a Director of the Company after the attainment of age 65, the Outside Director may exercise the option until the earlier to occur of either (i) the third anniversary of the Outside Director's termination of directorship or (ii) the expiration of the option, but only to the extent the option was exercisable at the Outside Director's termination of directorship.

INCOME TAX TREATMENT

     The Company has been advised that under current law certain of the income tax consequences under the laws of the United States to Outside Directors and the Company of options granted under the 1994 Outside Directors Plan generally should be as set forth in the following summary. The summary only addresses income tax consequences for Outside Directors and the Company.

     The options granted under the Plan shall be non-qualified options for federal income tax purposes. An Outside Director to whom an option is granted will not recognize income at the time of grant of such option. When such Outside Director exercises such non-qualified option, the Outside Director will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of option exercise, of the shares the Outside Director receives. The tax basis of such shares to such Outside Director will be equal to the option price paid, and the Outside Director's holding period for such shares will commence on the day on which the Outside Director recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, Company will generally be entitled to a federal income tax deduction in respect of non-qualified options in an amount equal to the ordinary compensation income recognized by the Outside Director.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are not subject to taxation in the United States.

              ADOPTION OF 1994 EXECUTIVE LONG TERM INCENTIVE PLAN

BACKGROUND

     The stockholders will be asked at the meeting to vote on a proposal to approve the adoption of the 1994 Reliance Electric Company Executive Long Term Incentive Plan (the "1994 Incentive Plan" or the "Plan"). The 1994 Incentive Plan was adopted by the Board of Directors in February 1994, subject to stockholder approval. It is anticipated that Performance Awards (as hereinafter defined) will be granted prior to December 31, 1994. However, the recipients and the amount of Performance Awards to be granted have not yet been determined.

     The Plan is designed to promote the interests of the Company and its stockholders by attracting and retaining officers and key employees of the Company and its subsidiaries; motivating such employees by reason of performance-related incentives to achieve longer term performance goals; and enabling such employees to participate in the long-term growth and financial success of the Company. Accordingly, the Board of Directors and management believe that approval of the 1994 Incentive Plan is in the best interests of the Company and recommend that stockholders vote in favor of the proposal.

     The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote present in person or by proxy at the meeting is required for the adoption of the 1994 Incentive Plan. Thus, stockholders who vote to abstain will in effect be voting against the proposal. Brokers who hold shares of Class A Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least 15 days before the meeting. Broker non-votes, however, are not counted as present for determining whether this proposal has been approved and have no effect on its outcome.

     The following is a summary of the material features of the 1994 Incentive Plan and is qualified in its entirety by reference to it. A copy of the Plan is attached hereto as Exhibit C.

     THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1994 RELIANCE ELECTRIC COMPANY EXECUTIVE LONG TERM INCENTIVE PLAN.

GENERAL

     The Plan provides for the granting of performance awards (the "Performance Awards"). The final value, if any, of a Performance Award is determined by the degree to which specified Company performance objectives ("Performance Objectives") are achieved during a specified performance period ("Performance Period"). Awards may be granted to officers and other employees of the Company and its subsidiaries who, in the judgment of the Committee (as hereinafter defined), are in a position to contribute significantly to the Company's success ("Eligible Employees"). Performance Awards shall be paid in shares of Class A Common Stock ("Shares") and cash through Share Equivalents (as hereinafter defined). There are presently approximately 35 Eligible Employees (including ten executive officers).

DURATION AND ADMINISTRATION OF THE 1994 LONG TERM INCENTIVE PLAN

     The Plan will terminate on December 31, 1998, unless earlier terminated by resolution of the Board of Directors. Initially, the Plan will be administered by the Company's Compensation Committee (the "Committee"). The Committee must consist of at least two members who are non-employee Directors, and the present members of the Committee are H. Virgil Sherrill, Anthony C. Howkins, Alfred M. Rankin, Jr. and E. Mandell de Windt, each of whom is a non-employee Director of the Company. The members of the Committee are appointed by the Board of Directors and serve at its discretion. Each member of the Committee acts as an administrative manager of the Plan and is a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Exchange Act. A majority of the Committee constitutes a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, are acts of the Committee. Subject to the terms and conditions of the Plan, the Committee has full and final authority in its absolute discretion: (i) to determine the size and type of Performance Award and Performance Award payout; (ii) to determine the performance goals, performance periods and other applicable terms and conditions of the Performance Awards and Performance Award payouts; (iii) to construe and interpret the Plan and any agreement or instrument entered into thereunder; (iv) to establish, amend or waive the rules and regulations for the Plan's administration; and (v) to amend the terms and conditions of any outstanding Performance Award to the extent such terms and conditions may be amended within the discretion of the Committee. Any decision made or action taken by the Committee in connection with the administration, interpretation and implementation of the 1994 Incentive Plan and of its rules and regulations will be, to the extent permitted by law, conclusive and binding upon all Eligible Employees and upon any person claiming under or through any Eligible Employees. Neither the Committee nor any of its members is liable for any act taken by the Committee pursuant to the 1994 Incentive Plan. No member of the Committee is liable for the act of any other member.

PERFORMANCE AWARDS

     The final value, if any, of a Performance Award is determined by the degree to which specified Performance Objectives are achieved during a specified Performance Period. Pursuant to the terms of the Plan, specific Performance Objectives shall be determined by the Committee using the measures of return on capital employed and earnings growth. A Performance Period shall be three years or such shorter period of time as determined by the Committee.

     Performance Awards are to be made by the Committee after the applicable Performance Objective and Performance Period are determined and will be based on a percentage of an Eligible Employee's annual base salary as in effect on the last day of the Performance Period. Performance Award payouts will be made in Shares and cash through Share Equivalents (as hereinafter defined). Not less than 50% of the total Performance Award (based on the value of a share of Class A Common Stock on the payment date) shall be paid in cash. Generally, all Shares issued pursuant to a Performance Award payout shall not be transferable for two years from the date of issuance.

SECURITIES SUBJECT TO THE PLAN

     The total number of shares of Class A Common Stock available for Performance Award payouts when combined with the total number of Share Equivalents shall be 500,000. The maximum number of shares of Class A Common Stock available for Performance Award payouts shall be 250,000, constituting approximately 0.8% of the Company's outstanding shares of Class A Common Stock. "Share Equivalents" represent the cash paid by the Company as a Performance Award payout divided by the fair market value of a share of Class A Common Stock on the date of such payout. No individual may receive more than a combined total of 75,000 shares of Class A Common Stock and Share Equivalents pursuant to a Performance Award. No Performance Award payout will be made after the total of all Performance Award payouts equals 500,000 Shares and Share Equivalents, except that in the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Committee must make an appropriate adjustment in the stock subject to the 1994 Incentive Plan. If any Performance Award expires without having been paid out,

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the shares of Class A Common Stock and the Share Equivalents which could have been paid out with respect to such expired Performance Award will be available for future Performance Awards.

TERMINATION OF EMPLOYMENT

     If an Eligible Employee ceases to be an employee of the Company and all subsidiaries because of death, disability or retirement during a Performance Period, the Performance Award shall be prorated and be paid based upon the length of time that the Eligible Employee held the Performance Award during the Performance Period and the achievement of the Performance Objectives during the Performance Period. If a Performance Award is payable following the Eligible Employee's death, then the Performance Award payout is payable to the Eligible Employee's estate, the person as shall have been named as the Eligible Employee's beneficiary, the person designated in the Eligible Employee's Last Will and Testament, or the person to whom the Performance Award was transferred by the applicable laws of descent and distribution.

     If an Eligible Employee ceases to be an employee of the Company and all subsidiaries for any other reason, any Performance Award shall be canceled as of the date of termination.

     The Committee may waive any restrictions or conditions set forth in an agreement concerning an Eligible Employee's right to the Performance Award.

INCOME TAX TREATMENT

     The Company has been advised that under current law certain of the income tax consequences under the laws of the United States to Eligible Employees and the Company of Performance Awards granted under the 1994 Incentive Plan should generally be as set forth in the following summary. The summary only addresses income tax consequences for Eligible Employees and the Company.

     An Eligible Employee to whom a Performance Award is granted will not recognize income at the time of grant of such Performance Award. When such Eligible Employee receives the Performance Award payout, the Eligible Employee will recognize ordinary compensation income equal to the fair market value of any shares of Class A Common Stock received plus the amount, in cash, of any Share Equivalents received. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of Performance Award payouts in an amount equal to the ordinary compensation income recognized by the Eligible Employee. Any compensation includable in the gross income of an Eligible Employee in respect to a Performance Award payout will be subject to appropriate withholding for federal income and employment taxes.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Performance Awards or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are not subject to taxation in the United States.

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